Exhibit 99.1

CyberOptics Reports Record Third Quarter Sales and Earnings

Record WaferSense® Sales Drive Profitability

Minneapolis, MN—October 27, 2021—CyberOptics Corporation (Nasdaq: CYBE) today reported record sales of $27.8 million for the third quarter of 2021 ended September 30, an increase of 33% from $20.8 million in the third quarter of 2020. Net income for the third quarter of 2021 was a record $4.8 million or $0.63 per diluted share, up significantly from earnings of $1.8 million or $0.24 per diluted share in the year-earlier quarter.

Dr. Subodh Kulkarni, president and chief executive officer, said, “Our line-up of 3D Multi-Reflection Suppression™ (MRS™)-based sensing and inspection system products and WaferSense® semiconductor sensors have positioned CyberOptics to report record sales and operating earnings for full-year 2021. These products have enabled us to gain traction in our targeted surface mount technology (SMT) and semiconductor capital equipment markets. We believe this strength will persist for some time, making us optimistic about CyberOptics’ fourth quarter performance and outlook for 2022.”

Kulkarni continued, “I’m pleased to report that CyberOptics has received its first purchase order for the WX3000 Metrology and Inspection System, incorporating the 3D NanoResolution MRS sensor, from a large integrated device manufacturer. The WX3000 is designed specifically for the high-growth wafer-level and advanced packaging market and can conduct 100% inspection two to three times faster than alternative solutions. Delivery and revenue are scheduled for the first quarter of 2022.”

Sales of 3D and 2D sensors increased 50% year-over-year to $5.5 million in the third quarter of 2021. Sales of 3D MRS sensors rose 81% year-over-year to $3.6 million, driven by demand for these sensors in high-end electronics and semiconductor inspection and metrology applications. Sales of 3D and 2D sensors are forecasted to post strong year-over-year growth in the fourth quarter of 2021.

Sales of semiconductor sensors, principally our WaferSense line of products, increased 93% year-over-year to a record $7.4 million in the third quarter of 2021. Ongoing demand for semiconductor capital equipment is driving the sales growth of these yield and process improvement sensors. Sales of semiconductor sensors are forecasted to record strong year-over-year growth in the fourth quarter of 2021.

Sales of inspection and metrology systems rose 12% in the third quarter of 2021 to $14.9 million. Within this product category, third quarter sales of SQ3000™ Multi-Function inspection systems increased 9% year-over-year to $7.4 million. Of this total, $4.5 million was derived from sales of SQ3000 systems for mini-LED inspection and metrology. Third quarter system sales also benefited from customer acceptances of $4.9 million of 3D MX3000™ Final Vision Inspection (FVI) systems for memory modules. As expected, no MX sales are forecasted in this year’s fourth quarter due to normal sales variability. CyberOptics’ received a new order for the MX3000 in October, raising its current backlog of MX3000 systems to $3.2 million. These orders are expected to be recognized as revenue in the first half of 2022. Sales of inspection and metrology systems are forecasted to post strong year-over-year growth in the fourth quarter of 2021.

CyberOptics’ backlog at September 30, 2021 totaled $44.2 million, compared to $45.3 million at the end of this year’s second quarter and $17.7 million at the end of the third quarter of 2020. The Company is forecasting sales of $19.0 to $23.0 million for the fourth quarter of 2021 ending December 31, reflecting strong year-over-year sales growth. Shipments of some SQ3000 systems will be deferred to the first quarter of 2022 due to customer delays in obtaining needed equipment from other suppliers for a complete full-line solution. CyberOptics expects to start 2022 with a strong first quarter performance, based on the outlook for the continuation of favorable conditions in its targeted SMT and semiconductor capital equipment markets, as well as its backlog of orders for SQ3000 and MX3000 system products.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function systems and products for semiconductor inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; the impact of the MX3000 orders on our consolidated gross margin percentage in any future period; risks related to cancellation or renegotiation of orders we have received; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Vice President of Global Marketing

952-820-5837

Third Quarter 2021 Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 800-437-2398 prior to the start of the call and providing the conference ID: 2337823. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 2337823. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2021	2020	2021	2020
Revenue	$27,762	$20,820	$70,698	$53,245
Cost of revenue	15,033	12,125	38,481	29,953
Gross margin	12,729	8,695	32,217	23,292
Research and development expenses	2,648	2,403	8,162	6,980
Selling, general and administrative expenses	4,912	4,082	13,495	11,900
Income from operations	5,169	2,210	10,560	4,412
Interest income and other	143	(2)	203	326
Income before income taxes	5,312	2,208	10,763	4,738
Provision for income taxes	514	409	1,415	462
Net income	$4,798	$1,799	$9,348	$4,276
Net income per share - Basic	$0.66	$0.25	$1.28	$0.59
Net income per share - Diluted	$0.63	$0.24	$1.24	$0.57
Weighted average shares outstanding - Basic	7,324	7,240	7,305	7,198
Weighted average shares outstanding - Diluted	7,580	7,519	7,520	7,445

Condensed Consolidated Balance Sheets
			Sept. 30, 2021	Dec. 31, 2020
			(Unaudited)
Assets
Cash and cash equivalents			$11,005	$8,399
Marketable securities			6,911	8,121
Accounts receivable, net			26,908	14,735
Inventories			20,677	20,271
Other current assets			2,295	1,576
Total current assets			67,796	53,102

Marketable securities			15,593	14,052
Long-term trade notes receivable			209	418
Intangibles and goodwill, net			1,747	1,691
Equipment and leasehold improvements			3,512	3,235
Right-of-use assets (operating leases)			2,186	2,621
Deferred tax assets			3,761	4,597
Total assets			$94,804	$79,716

Liabilities and Stockholders' Equity
Accounts payable			$10,662	$5,118
Accrued expenses			5,104	4,716
Current operating lease liabilities			850	819
Total current liabilities			16,616	10,653

Other liabilities			329	291
Long-term operating lease liabilities			2,581	3,244
Total liabilities			19,526	14,188

Total stockholders' equity			75,278	65,528
Total liabilities and stockholders' equity			$94,804	$79,716